Exhibit 99.1

For immediate release

AAR REPORTS FOURTH QUARTER & FISCAL YEAR 2019 RESULTS

•           Fourth quarter sales of $563 million up 19% from $474 million in Q4 FY2018

•           Fourth quarter GAAP diluted earnings per share from continuing operations of $0.76

•           Fourth quarter adjusted diluted earnings per share from continuing operations of $0.64 up 33% from Q4 FY2018

•           Cash flow from operations from continuing operations of $44 million in Q4 FY2019

WOOD DALE, ILLINOIS (July 10, 2019) — AAR CORP. (NYSE: AIR) today reported fourth quarter fiscal year 2019 consolidated sales of $562.7 million and income from continuing operations of $26.6 million, or $0.76 per diluted share.  For the fourth quarter of the prior year, the Company reported sales of $473.5 million and income from continuing operations of $18.1 million, or $0.52 per diluted share.  Reported results include tax benefits which reduced income tax expense by $5.1 million, or $0.15 per diluted share, in the current quarter.  Reported results in the prior year’s quarter included tax benefits of $3.2 million, or $0.09 per diluted share.  Our adjusted diluted earnings per share from continuing operations, which excludes these tax benefits and other items, increased 33% to $0.64 in the current quarter from $0.48 last year.

Consolidated sales increased 19% over the prior year period from continued growth in our programs and parts supply activities.  Our Aviation Services segment experienced significant growth of 18% driven by strong demand for both new and aftermarket parts as well as successful execution on the WASS program and other government programs.  In our Expeditionary Services segment, sales increased 37% as we began executing against recent contract awards.

“We are exceptionally pleased with our strong performance in the fourth quarter.  Our double-digit organic sales growth and solid cash flow generation were driven by the continued strength in our parts supply and programs activities,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

During the quarter, we announced a five-year extension of our engine support contract with MTU Maintenance.  We will continue to provide reliable, on-time engine parts to MTU via our Hannover, Germany facility.  Subsequent to the end of the quarter, we also announced a new distribution agreement with Woodward, Inc. to distribute spare piece parts in support of U.S. Government fleets across multiple engine platforms.

Sales to government and defense customers were 35% of consolidated sales compared to 26% in the prior year’s quarter reflecting growth from the WASS program and other government programs.  Fourth quarter sales to commercial customers, which also increased during the period, represented 65% of consolidated sales compared to 74% of consolidated sales in the fourth quarter of last year.

Gross profit margin in the current quarter was 16.8% compared to 17.9% in the prior year quarter due primarily to the mix of products and services sold.  Selling, general and administrative expenses as a percentage of sales were 11.2% for the quarter, compared to 13.1% last year, reflecting continued leverage of our cost structure to support our double-digit sales growth.

Net interest expense for the quarter was $2.1 million compared to $2.2 million last year.  Also during the quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share, and repurchased approximately 291,000 shares for $9.5 million.  Average diluted share count for both this quarter and the prior year quarter was 34.6 million shares.

Cash flow from operating activities from continuing operations was $44.1 million during the current quarter.  The impact of our accounts receivable financing program resulted in a net reduction of $13.3 million in cash flows during the quarter.

Fiscal Year 2019 Results

Full Fiscal Year 2019 income from continuing operations was $84.1 million, or $2.40 per diluted share.  In Fiscal Year 2018, income from continuing operations was $73.7 million, or $2.11 per share.  Tax benefits reduced income tax expense by $11.6 million, or $0.34 per diluted share, in the current year, and $16.2 million, or $0.47 per diluted share, in the prior year.  Our adjusted diluted earnings per share from continuing operations, which excludes these tax benefits and other items, increased 36% to $2.36 in the current year from $1.73 last year.

Full Fiscal Year 2019 consolidated sales were $2.05 billion, an increase of 17.4% over Fiscal Year 2018.  Aviation Services sales grew by 17.4% as a result of strong performance in our parts supply activities and our successful execution of recent contract awards.  Expeditionary Services sales increased 16.6% in Fiscal Year 2019 reflecting higher volumes in our mobility products activities.

Sales to government and defense customers were 33% of consolidated sales compared to 25% in the prior year reflecting growth from the WASS program and other government progams.  Sales to commercial customers, which also increased over the prior year, represented 67% of consolidated sales compared to 75% of consolidated sales last year.

Net interest expense for Fiscal Year 2019 was $8.5 million compared to $7.9 million last year.  During the year, the Company paid cash dividends of $10.5 million, or $0.30 per share, and repurchased approximately 313,000 shares for $10.3 million.

Net debt at May 31, 2019 was $121.6 million compared to $147.8 million at May 31, 2018.  Cash flow from operating activities from continuing operations was $60.5 million in Fiscal Year 2019 compared to $55.8 million in Fiscal Year 2018.  Our accounts receivable financing program provided a benefit to cash flows of $14.5 million in Fiscal Year 2019 compared to a benefit of $71.7 million in the prior year.

Outlook

We are announcing financial guidance for Fiscal Year 2020 of sales in the range of $2.1 to $2.2 billion and adjusted diluted earnings per share from continuing operations of $2.45 to $2.65.  At the midpoint of the ranges, this represents sales growth of 5% and adjusted earnings per share growth of 8%.  We expect selling, general and administrative expenses to be approximately 10.5% of sales and anticipate an effective tax rate of 24% in Fiscal Year 2020.  In Fiscal Year 2019, we had an adjusted effective tax rate of 18.5%.

Holmes concluded, “Overall, we are pleased with the performance in Fiscal Year 2019. Our cash flow generation of $102 million in the second half of the year further improved our balance sheet providing us additional flexibility to deploy capital to execute our growth strategy and drive shareholder return.  We are well-positioned for continued success in Fiscal Year 2020 given the strength we see across our global commercial and government markets.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on July 10, 2019. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or +1-703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 5488863). The replay will be available from 7:15 p.m. CT on July 10, 2019 until 10:59 p.m. CT on July 17, 2019.

Investor Day Information

AAR will hold an Investor Day on Wednesday, July 17, 2019 at 8:30 a.m. ET in New York City. AAR’s senior leadership team will provide an overview of the company’s strategy and key opportunities.  For those not attending the event, an audio webcast of the presentations and accompanying slides will be available in the investor relations section of our website.

About AAR

AAR is a global aerospace and defense aftermarket solutions company that employs more than 6,000 people in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2018. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions except per share data - unaudited)	2019	2018	2019	2018

Sales	$562.7	$473.5	$2,051.8	$1,748.3
Cost and expenses:
Cost of sales	468.0	388.8	1,722.3	1,453.7
Provision for doubtful accounts (a)	2.1	0.1	15.8	0.5
Selling, general and administrative	63.3	61.8	215.4	208.1

Operating income	29.3	22.8	98.3	86.0

Interest expense, net	(2.1)	(2.2)	(8.5)	(7.9)
Other expense, net	(0.4)	(0.4)	(0.8)	(0.9)
Income from continuing operations before income tax expense	26.8	20.2	89.0	77.2
Income tax expense	0.2	2.1	4.9	3.5
Income from continuing operations	26.6	18.1	84.1	73.7
Loss from discontinued operations	(3.8)	(6.1)	(76.6)	(58.1)
Net income	$22.8	$12.0	$7.5	$15.6

Earnings per share — Basic:
Earnings from continuing operations	$0.77	$0.53	$2.42	$2.14
Loss from discontinued operations	(0.11)	(0.18)	(2.22)	(1.70)
Earnings per share — Basic	$0.66	$0.35	$0.20	$0.44

Earnings per share — Diluted:
Earnings from continuing operations	$0.76	$0.52	$2.40	$2.11
Loss from discontinued operations	(0.11)	(0.18)	(2.19)	(1.70)
Earnings per share — Diluted	$0.65	$0.34	$0.21	$0.41

Share Data:
Weighted average shares outstanding — Basic	34.3	34.0	34.5	34.2
Weighted average shares outstanding — Diluted	34.6	34.6	34.9	34.6

(a)         The twelve months ended May 31, 2019 includes a provision for doubtful accounts of $12.4 million related to the bankruptcy of a European airline customer.

AAR CORP. and Subsidiaries

Consolidated Balance Sheets (In millions)	May 31, 2019	May 31, 2018
	(unaudited)
ASSETS
Cash and cash equivalents	$21.3	$31.1
Restricted cash	19.8	10.5
Accounts receivable, net	197.8	202.0
Contract assets	59.2	—
Inventories, net	523.7	460.7
Rotable assets and equipment on or available for lease	65.3	87.2
Assets of discontinued operations	29.2	125.0
Other current assets	36.2	26.2
Total current assets	952.5	942.7
Property, plant, and equipment, net	132.8	133.2
Goodwill and intangible assets, net	138.4	146.5
Rotable assets supporting long-term programs	216.0	183.4
Other non-current assets	77.5	118.9
Total assets	$1,517.2	$1,524.7

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$328.3	$308.3
Liabilities of discontinued operations	29.2	25.0
Total current liabilities	357.5	333.3
Long-term debt	141.7	177.2
Other liabilities and deferred income	112.1	77.9
Total liabilities	611.3	588.4
Equity	905.9	936.3
Total liabilities and equity	$1,517.2	$1,524.7

AAR CORP. and Subsidiaries

Consolidated Statements of Cash Flows	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions — unaudited)	2019	2018	2019	2018
Cash flows provided from operating activities:
Net income	$22.8	$12.0	$7.5	$15.6
Less: Loss from discontinued operations	3.8	6.1	76.6	58.1
Income from continuing operations	26.6	18.1	84.1	73.7
Adjustments to reconcile income from continuing operations to net cash provided from operating activities
Depreciation and intangible amortization	11.5	9.1	42.8	40.5
Amortization of stock-based compensation	4.7	6.6	13.5	15.3
Provision for doubtful accounts	2.1	0.1	15.8	0.5
Changes in certain assets and liabilities:
Accounts receivable	38.9	0.6	(34.4)	35.4
Contract assets	(4.5)	—	(9.7)	—
Inventories	(9.1)	10.9	(80.9)	(25.8)
Rotable assets supporting long-term programs	(11.0)	(2.8)	(49.2)	(38.5)
Accounts payable and accrued liabilities	(10.1)	13.3	40.4	9.8
Other	(5.0)	(15.7)	38.1	(55.1)
Net cash provided from operating activities — continuing operations	44.1	40.2	60.5	55.8
Net cash provided from (used in) operating activities — discontinued operations	(1.2)	(8.8)	6.9	8.5
Net cash provided from operating activities	42.9	31.4	67.4	64.3

Cash flows used in investing activities:
Property, plant and equipment expenditures	(5.1)	(3.6)	(17.4)	(22.0)
Payments for acquisitions	—	—	(2.3)	(22.9)
Other	(0.1)	(2.7)	1.2	6.3
Net cash used in investing activities — continuing operations	(5.2)	(6.3)	(18.5)	(38.6)
Net cash provided from (used in) investing activities — discontinued operations	—	0.4	(0.5)	(4.3)
Net cash used in investing activities	(5.2)	(5.9)	(19.0)	(42.9)

Cash flows provided from financing activities:
Proceeds from (repayments on) borrowings, net	(35.0)	(17.0)	(35.0)	23.8
Cash dividends	(2.6)	(2.6)	(10.5)	(10.3)
Purchase of treasury stock	(9.5)	—	(10.3)	(13.1)
Other	0.2	1.6	8.5	11.3
Net cash provided from (used in) financing activities — continuing operations	(46.9)	(18.0)	(47.3)	11.7
Net cash used in financing activities — discontinued operations	—	(0.4)	(1.4)	(1.7)
Net cash provided from (used in) financing activities	(46.9)	(18.4)	(48.7)	10.0
Effect of exchange rate changes on cash	(0.1)	(0.1)	(0.2)	(0.1)
Increase (Decrease) in cash and cash equivalents	(9.3)	7.0	(0.5)	31.3
Cash, cash equivalents, and restricted cash at beginning of period	50.4	34.6	41.6	10.3
Cash, cash equivalents, and restricted cash at end of period	$41.1	$41.6	$41.1	$41.6

AAR CORP. and Subsidiaries

Sales By Business Segment (a)	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2019	2018	2019	2018
Aviation Services	$522.0	$443.8	$1,920.6	$1,635.8
Expeditionary Services	40.7	29.7	131.2	112.5
	$562.7	$473.5	$2,051.8	$1,748.3

Gross Profit by Business Segment (a)	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions- unaudited)	2019	2018	2019	2018
Aviation Services	$89.6	$79.4	$313.3	$275.3
Expeditionary Services	5.1	5.3	16.2	19.3
	$94.7	$84.7	$329.5	$294.6

(a)  In the first quarter of fiscal 2019, we re-aligned the composition of our operating segments to leverage the full breadth of our operational expertise in Aviation Services.  Our government-owned, contractor-operated business, which includes the INL/A WASS program, was previously included in our Expeditionary Services segment and is now reported within our Aviation Services segment for all periods presented.

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted selling, general, and administrative expenses, adjusted EBITDA, net debt, and our adjusted effective income tax rate are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of certain items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.  Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and other items of an unusual nature including but not limited to severance, facility repositioning costs and significant customer bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2019	2018	2019	2018
Income from continuing operations	$26.6	$18.1	$84.1	$73.7
Deferred tax re-measurement from the Tax Cuts and Jobs Act	—	(1.1)	—	(14.1)
State income tax benefit (b)	(5.1)	(2.1)	(5.1)	(2.1)
Recognition of previously reserved income tax benefits (b)	—	—	(6.5)	—
Customer bankruptcy charge, net of tax	—	—	9.6	—
Facility repositioning costs, net of tax	0.7	—	0.7	—
Severance and pension settlement charges, net of tax	0.1	1.8	0.3	3.1
Adjusted income from continuing operations	$22.3	$16.7	$83.1	$60.6

(b)         Effective with the three months ended May 31, 2019, our adjusted results exclude tax benefits or expenses associated with significant changes in our income tax valuation allowances or income tax reserves.  Prior periods have been restated to conform to the current period presentation.

Adjusted Diluted Earnings per Share from Continuing Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(unaudited)	2019	2018	2019	2018
Diluted earnings per share from continuing operations	$0.76	$0.52	$2.40	$2.11
Deferred tax re-measurement from the Tax Cuts and Jobs Act	—	(0.03)	—	(0.41)
State income tax benefit (b)	(0.15)	(0.06)	(0.15)	(0.06)
Recognition of previously reserved income tax benefits (b)	—	—	(0.19)	—
Customer bankruptcy charge, net of tax	—	—	0.27	—
Facility repositioning costs, net of tax	0.02	—	0.02	—
Severance and pension settlement charges, net of tax	0.01	0.05	0.01	0.09
Adjusted diluted earnings per share from continuing operations	$0.64	$0.48	$2.36	$1.73

(b)         Effective with the three months ended May 31, 2019, our adjusted results exclude tax benefits or expenses associated with significant changes in our income tax valuation allowances or income tax reserves.  Prior periods have been restated to conform to the current period presentation.

Adjusted Selling, General and Administrative Expenses	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2019	2018	2019	2018
Selling, general and administrative expenses	$63.3	$61.8	$215.4	$208.1
Severance charges	(0.1)	(2.5)	(0.2)	(4.4)
Stock-based compensation	(4.7)	(6.6)	(13.5)	(15.3)
Adjusted selling, general and administrative expenses	$58.5	$52.7	$201.7	$188.4

Adjusted EBITDA	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2019	2018	2019	2018
Net income	$22.8	$12.0	$7.5	$15.6
Loss from discontinued operations	3.8	6.1	76.6	58.1
Income tax expense	0.2	2.1	4.9	3.5
Other expense, net	0.4	0.4	0.8	0.9
Interest expense, net	2.1	2.2	8.5	7.9
Depreciation and intangible amortization	11.5	9.1	42.8	40.5
Customer bankruptcy charge	—	—	12.4	—
Severance charges	0.1	2.6	0.2	4.5
Facility repositioning costs	0.9	—	0.9	—
Stock-based compensation	4.7	6.6	13.5	15.3
Adjusted EBITDA	$46.5	$41.1	$168.1	$146.3

Net Debt (In millions- unaudited)	May 31, 2019	May 31, 2018
Total debt	$142.9	$178.9
Less: Cash and cash equivalents	(21.3)	(31.1)
Net debt	$121.6	$147.8

Net Debt to Adjusted EBITDA (In millions - unaudited)	May 31, 2019	May 31, 2018
Adjusted EBITDA for the twelve months ended	$168.1	$146.3
Net debt at period end	121.6	147.8
Net debt to Adjusted EBITDA	0.72	1.01

Adjusted Effective Income Tax Rate (unaudited)	Year ended May 31, 2019
Income from continuing operations before income tax expense (in millions)	$89.0
Income tax expense (in millions)	4.9
Effective tax rate	5.5%
Impact of:
State income tax benefit of $5.1 million	5.7%
Recognition of previously reserved income tax benefit of $6.5 million	7.3%
Adjusted effective tax rate	18.5%